UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2017

ROYAL ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52547	11-3480036
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

56 Broad Street, Suite 2, Charleston, SC 29401

(Address of principal executive offices) (Zip Code)

(843) 900-7693

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2016, Royal Energy Resources, Inc. “Royal”) entered into a Secured Promissory Note and a Pledge and Security Agreement with Weston Energy, LLC (“Weston”) under which Royal borrowed $2.0 million from Weston (the “Loan”). The Loan bore interest at 8% per annum. All principal and accrued interest was due and payable on January 15, 2017, which date was later extended to January 31, 2017. The Loan was payable, at the option of Royal, either in cash, or in common units of Rhino Resource Partners, L.P. (“Rhino”). The proceeds of the Loan were used to make an investment of $2.0 million in 200,000 Series A Preferred Units of Rhino on December 30, 2016, at $10 per Series A Preferred Unit.

On January 27, 2017, the Royal repaid the Loan in full by the payment of $1,000,000 cash to Weston, and the sale to Weston of 100,000 Series A Preferred Units at $10 per Series A Preferred Unit. Royal funded the purchase of cash portion of the repayment of the Loan by selling its remaining 100,000 Series A Preferred Units to a third party for $10 per Series A Preferred Unit. As a result, Royal did not realize any gain or loss on its investment in the Series A Preferred Units.

Section 2 – Registrant’s Business and Operations

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 27, 2017, Royal sold all of its 200,000 Series A Preferred Units in Rhino. See Item 1.01.

2

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ROYAL ENERGY RESOURCES, INC.

Date: January 30, 2017	By:	/s/ William L. Tuorto
William L. Tuorto, Chief Executive Officer

3